GOLDMAN SACHS VARIABLE INSURANCE TRUST
AMENDMENT NO. 15 TO AGREEMENT
AND DECLARATION OF TRUST
     The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on July 25, 2011:
     RESOLVED, that the Declaration of Trust dated September 16, 1997 (the “Declaration”) of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, be further amended as contemplated in Article V, Section 1 thereof by establishing and designating an additional series of shares of beneficial interest to be known as the “Goldman Sachs Momentum Builder Fund” (the “Fund”), or such other name as may be determined by the Trust’s officers, in their sole discretion, any such change to be reflected in an amendment to the Declaration, such series to have the relative rights and preferences set forth in Sections 2 through 6 of Article V of the Declaration; and be it further
     RESOLVED, that the Declaration be further amended as contemplated in Article V, Section 1 by establishing and designating a class of shares of beneficial interest of the Fund to be known as “Service Shares”, or such other names as may be determined by the Trust’s officers, in their sole discretion, any such change to be reflected in an amendment to the Declaration, such Service Shares to have the relative rights and preferences set forth or incorporated by reference into the prospectus offering such classes of shares; and be it further
     RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of July 25, 2011	/s/ Peter V. Bonanno
Peter V. Bonanno
	Title:	Secretary